Exhibit 99.1

Bristol Myers Squibb Board Elects Two New Independent Directors

NEW YORK, NY– July 30, 2020 – Bristol Myers Squibb (NYSE: BMY) today announced that its Board of Directors has elected two new independent directors, Ms. Paula A. Price and Mr. Derica W. Rice, who will join the Board, effective September 1, 2020.

“I am excited to welcome Paula and Derica to our Board during a transformative time for the company and our industry,” said Giovanni Caforio, M.D., board chair and chief executive officer of Bristol Myers Squibb. “Paula’s strategic leadership, and breadth of expertise combined with Derica’s expansive industry knowledge bring important added experience and value to an already strong Board. These two leaders will enhance the composition of our Board and support continued successful oversight of our strategy as we deliver on our vision to transform patients’ lives through science.”

Ms. Price, 58, has more than 30 years of financial and operational experience. Most recently, she served as executive vice president (EVP) and chief financial officer (CFO) of Macy's, Inc. and currently remains an advisor to the renowned retailer.  Prior to that, she was a full-time senior lecturer for Harvard Business School in the Accounting and Management Unit.  Before that, Ms. Price also served as EVP and CFO for Ahold USA, controller and chief accounting officer of CVS Caremark Corporation, and in senior leadership positions at JPMorgan Chase, Prudential Financial, Diageo, and Kraft Foods.  A certified public accountant, she began her career at Arthur Andersen & Co.  Ms. Price currently serves on the Boards of Directors of Accenture plc and Western Digital Corp. She was previously on the Board of Dollar General Corporation.  Ms. Price earned her master's degree in business administration from the University of Chicago and her Bachelor of Science degree in accountancy from DePaul University.

Ms. Price commented, “I am delighted to join the Board of Bristol Myers Squibb at this important moment in its history.  I am drawn to the company because of its transformative science and the potential of its portfolio to continue delivering breakthrough medicines. I welcome the opportunity to help the company deliver on its promise to patients through its leading science and commercial capabilities.”

Mr. Rice, 55, has served as the EVP of global services and CFO for Eli Lilly and Company. During his 27-year tenure at Eli Lilly, Mr. Rice was instrumental in helping to drive the company’s innovation strategy and held numerous roles in finance and operations. He is currently a member of The Walt Disney Company’s Board of Directors and previously served on the Board of Directors of Target Corporation.

Mr. Rice has also served as EVP of CVS Health and president of its pharmacy benefits management (PBM) business, CVS Caremark where he led the PBM business.  Mr. Rice holds a master’s degree in business administration from Indiana University and a bachelor’s degree in electrical engineering from Kettering University.

Mr. Rice commented, “I admire Bristol Myers Squibb as a leader and innovator, and am very pleased to join the Board. I look forward to working alongside the rest of the Board to build on the company’s legacy and substantial progress to help more patients.”

Vicki L. Sato, the Board’s lead independent director said, “Derica and Paula are two outstanding, highly qualified additions to the Bristol Myers Squibb Board. Both leaders bring strong business experience and deep financial expertise to our Board. I look forward to working with them and having their perspective as we further strengthen and diversify our Board, and help the company advance its mission.”

With the appointments of Mr. Rice and Ms. Price, effective September 1, 2020, the size of the Board will increase to 14. For more information about the Bristol Myers Squibb Board of Directors, click here.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

For more information, contact:

Media:
media@bms.com
609-252-3345

Investors:
Tim Power, 609-252-7509, timothy.power@bms.com
Nina Goworek, 908-673-9711, nina.goworek@bms.com